                               EXHIBIT 5.1

FRANK J. HARITON, ATTORNEY AT LAW

1065 Dobbs Ferry Road, White Plains, New York 10607
TEL (914) 674-4373
 FAX (914) 693-2963

November 26, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

       Mobile Presence Technologies, Inc. - Registration Statement on Form SB-2 # 333-XXXXXX
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Gentlemen:

         I have been requested by Mobile Presence Technologies, Inc., a Delaware corporation (the "Company"), to furnish you with my opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (the "Registration Statement") covering an aggregate of 171,500 shares (the "Shares") of the Company's common stock, offered on behalf of certain selling stockholders.

         In connection with this opinion, I have examined the Registration Statement and the Company's Certificate of Incorporation and By-laws (each as amended to date), copies of the records of corporate proceedings of the Company, and such other documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

         Based upon and subject to the foregoing, I am of the opinion that the Shares have been legally issued and are fully paid and non-assessable.

         I render no opinion as to the laws of any jurisdiction other than the States of New York and Delaware. I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Opinions" in the Registration Statement and in the prospectus included in the Registration Statement. I confirm that, as of the date hereof, I own 15,000 shares of the Company’s common stock which are included in the Prospectus and no other securities of the Company.

 Very truly yours,
 /s/ FRANK J. HARITON
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 Frank J. Hariton